Exhibit 3.20

AMENDED AND RESTATED BYLAWS

OF

BERGER BUILDING PRODUCTS, INC.

(A Pennsylvania Business Corporation)

ARTICLE I

SHAREHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the shareholders shall be held at such place within or without the Commonwealth as may be designated by the Board of Directors.

1.1.2 Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held at such time in each year as may be designated by the Board of Directors.

1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, president, or shareholders entitled to cast at least one-fifth of the votes that all shareholders are entitled to cast at the meeting.

1.1.4 Notice. Written notice of the time and place of every meeting of shareholders and of the general nature of the business to be transacted at each special meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting at least (i) ten days prior to the day named for a meeting called to consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), or (ii) five days before the day named for the meeting in any other case.

1.1.5 Quorum. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purpose of consideration and action on the matter.

1.1.6 Voting Rights. Except as otherwise provided herein, in the articles of incorporation or by applicable law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the corporation which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 Number and Term. Subject to the provisions of applicable law, the Board of Directors shall have authority to determine the number of directors to constitute the Board of Directors. Each director elected to the Board of Directors shall hold office until the next annual meeting of the shareholders unless he sooner resigns or is removed or disqualified.

2.2 Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

2.3 Meetings.

2.3.1 Place. Meetings of the Board of Directors shall be held at such place as the Board of Directors may from time to time appoint or as may be designated in the notice of the meeting.

2.3.2 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may designate. Notice of regular meetings need not be given.

2.3.3 Special Meetings. Special meetings of the Board of Directors may be called at any time by the president and shall be called by him on the written request of at least one-third of the directors. Notice of the time and place of each special meeting shall be given to each director at least two days before the meeting.

2.3.4 Quorum. A majority of the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the Board of Directors.

2.4 Vacancies. Vacancies in the Board of Directors may be filled by vote of a majority of the remaining members of the Board of Directors.

2.5 Committees. The Board of Directors may by resolution adopted by a majority of the directors in office establish one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board of Directors. To the extent provided in such resolution, any such committee shall have and exercise the powers of the Board of Directors except as may be limited by the BCL. Unless otherwise determined by the Board of Directors, in the absence or disqualification of any member or alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

2.6 Limitation on Liability. A director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Sections 1711-18 of the BCL (relating to fiduciary duty) and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 2.6 shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal or modification of this Section 2.6 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE III

OFFICERS

3.1 Election. The Board of Directors shall elect a president, treasurer, secretary and such other officers or assistant officers as it deems advisable. Any number of offices may be held by the same person.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by or under the direction of the Board of Directors. Except as otherwise provided by the Board of Directors (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board of Directors and shareholders, (b) the other officers shall have the duties usually related to their offices and (c) the vice president (or vice presidents in the order determined by the Board of Directors) shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the corporation.

4.2 Advance of Expenses. Expenses incurred by a director or officer in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under applicable law.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine in each case whether the standards under applicable law have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the corporation between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the corporation.

4.4 Contractual Obligation. The obligations of the corporation to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the corporation and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advancement of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, agreement, vote of shareholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, legal representatives and estate of any such person. The Board of Directors shall have the power to give other indemnification to the extent not prohibited by applicable law.

ARTICLE V

SHARE CERTIFICATES AND TRANSFERS

5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation. Where a certificate is signed by a transfer agent or registrar the signature of any corporate officer may be a facsimile.

5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

6.1 Except as restricted by applicable law, the authority to adopt, amend and repeal the bylaws of the corporation is expressly vested in the Board of Directors, subject to the power of the shareholders to change such action.